EXHIBIT 99.1

Norwegian Cruise Line Reports Results for Second Quarter 2013

Net Revenue Increases 12% on Addition of Norwegian Breakaway and Improved Pricing

Adjusted Net Income Grows 67%; Adjusted EPS of $0.29

MIAMI, July 29, 2013 (GLOBE NEWSWIRE) -- Norwegian Cruise Line (Nasdaq:NCLH) (Norwegian Cruise Line Holdings Ltd., NCL Corporation Ltd., "Norwegian" or "the Company"), today reported results for the quarter ended June 30, 2013, and provided guidance for the third quarter and full year 2013.

Quarter Highlights

  Adjusted Net Income growth of 67.1% to $60.2 million with Adjusted EPS of $0.29

  Adjusted EBITDA increase of 12.8% to $152.3 million

  Net Yield increase of 3.5% (3.7% on a Constant Currency basis)

  Successful delivery and launch of Norwegian Breakaway

  Refinancing transactions strengthen balance sheet, lower interest expense going forward

Second Quarter 2013 Results

"While the addition of Norwegian Breakaway to our fleet was undoubtedly the highlight of the quarter, our strong results, which include our twentieth consecutive quarter of year-over-year Adjusted EBITDA growth, are equally as notable," said Kevin Sheehan, president and chief executive officer of Norwegian Cruise Line. "Other initiatives in the quarter, from the refinancing of certain credit facilities to further optimize our capital structure, to the enhancements carried out on Pride of America at her recent dry-dock, demonstrate our culture of leaving no stone unturned in order to add incremental value for our shareholders and enhance the cruise experience for our guests."

The Company reported Adjusted Net Income for the second quarter of 2013 of $60.2 million and Adjusted EPS of $0.29 compared to $36.0 million and $0.20 in 2012, respectively. Adjusted Net Income and Adjusted EPS exclude expenses totaling $70.1 million related to refinancing transactions in the quarter (see "Transactions in the Quarter"). On a GAAP basis, net loss and diluted loss per share were $(8.8) million and $(0.04), respectively.

An increase in Capacity Days and improvement in Net Yield resulted in a 12.0% increase in Net Revenue in the quarter. The addition of Norwegian Breakaway to the fleet, partially offset by planned Dry-docks for Pride of America and Norwegian Pearl, contributed to the 8.2% increase in Capacity Days while improvements in both passenger ticket and onboard revenue resulted in a 3.5% (3.7% on a Constant Currency basis) increase in Net Yield.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 4.8% on both an as reported and Constant Currency basis over prior year due to the timing of planned Dry-docks along with inaugural and launch expenses related to Norwegian Breakaway. Fuel price per metric ton, net of hedges, was essentially flat to prior year at $686 compared to $684 in 2012.

Interest expense, net in the quarter exceeded prior year by $54.8 million primarily due to expenses totaling $70.1 million related to the refinancing of certain credit facilities and the redemption of the remaining balance of the Company's $350 million 9.5% Senior Unsecured Notes due 2018 (see "Transactions in the Quarter").

Transactions in the Quarter

During the quarter the Company completed two refinancing transactions which strengthened the Company's balance sheet and will reduce interest expense going forward. The first transaction, a new $1.3 billion credit facility comprised of a $675 million term loan and a $625 million non-amortizing revolving credit facility, refinanced certain credit facilities secured by Norwegian Star, Spirit, Sun, Dawn, Pearl and Gem. In conjunction with this transaction the Company redeemed the remaining $228 million outstanding balance of its $350 million 9.5% Senior Unsecured Notes due 2018. The second transaction amended certain credit facilities secured by Norwegian Jewel, Jade and Pride of America to reduce applicable margins and enhance certain terms and conditions. These transactions resulted in no material change in debt levels. Expenses related to the transactions, including write-off of deferred financing fees and premiums for the redemption of the Senior Unsecured Notes, totaled $70.1 million and are included in interest expense.

2013 Guidance and Sensitivities

In addition to the results for the second quarter 2013, the Company also issued the following guidance, which reflects its expectations for the third quarter and full year 2013, along with accompanying sensitivities.

	Third Quarter 2013		Full Year 2013
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	3.5 to 4.5%	3.5 to 4.5%	4.0 to 5.0%	4.0 to 5.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (1)	5.0 to 6.0%	5.0 to 6.0%	5.0 to 6.0%	5.0 to 6.0%
Adjusted EPS	$0.80 to $0.85		$1.30 to $1.40
Depreciation and amortization	$55 to $60 million		$215 to $220 million
Adjusted Interest Expense, net	$25 to $30 million		$130 to $140 million
Effect on Adjusted EPS of a 1% change in Net Yield (2)	$0.03		$0.05 (2H)

(1) Full year includes inaugural costs and three incremental Dry-docks
(2) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2013	Full Year 2013
Fuel consumption in metric tons	114,000	460,000
Fuel price per metric ton	$685	$685
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.01 (2H)

As of June 30, 2013, the Company had hedged approximately 93%, 63% and 51% of its remaining 2013, 2014 and 2015 projected fuel purchases in metric tons, respectively.

Future capital commitments consist of contracted commitments, including future expected capital expenditures for business enhancements and ship construction contracts. As of June 30, 2013, anticipated capital expenditures for business enhancements were $40.5 million for the remainder of 2013, and $83.0 million for each of the years 2014 and 2015.  As of June 30, 2013, anticipated capital expenditures for ship construction were $42.8 million for the remainder of 2013, $747.9 million for 2014 and $799.3 million for 2015, of which export credit financing is in place of $667.6 million for 2014 and $630.3 million for 2015, based on the euro/U.S. dollar exchange rate as of June 30, 2013.

Newbuild Update and Other Highlights

Norwegian Breakaway, the Company's most innovative ship to date, was christened in a ceremony in New York City on May 8. Presided over by Buddy Valastro, star of TLC's Cake Boss, the ceremony included performances from several entertainment companies on board, including Rock of Ages and Burn the Floor, along with speeches from New York City Mayor Bloomberg, as well as dignitaries from Bermuda and the Bahamas, and a blessing from Cardinal Timothy Dolan. The ceremony culminated with the ship's godmothers, the Radio City Rockettes, breaking the ceremonial champagne bottle on the ship's hull. After sailings for travel partners and other invited guests, Norwegian Breakaway began her seasonal itinerary of seven-day voyages from New York to Bermuda. "The delivery of Norwegian Breakaway marks the latest step in a disciplined newbuild program intended to take the company to the next level. Her design and features have received an overwhelmingly positive response from guests and travel partners alike and we look forward to welcoming new and seasoned cruisers to experience all that New York's ship has to offer," said Sheehan.

Also in the quarter, the Company revealed additions to the entertainment line-up for Norwegian Getaway, sister ship of Norwegian Breakaway, which is scheduled for delivery in January 2014 and sailing year-round from Miami. Tony Award nominated Legally Blonde will be the headlining production at the Getaway Theater, which will also house a Latin-inspired production of Burn the Floor. The Company has also partnered with Levity Entertainment Group, the largest producer of comedians in the world, to provide talent for Headliners Comedy Club. Sharing the Headliners venue will be Howl at the Moon, the popular dueling pianos production. These productions join the previously announced Illusionarium and The Grammy Experience, to round out an extraordinary line-up of entertainment at sea.

The Company completed two planned Dry-docks in the quarter for Pride of America and Norwegian Pearl. The Dry-dock for Pride of America, which began late in the first quarter, incorporated several guest-facing enhancements including the addition of the fleet's popular Brazilian steakhouse, Moderno Churrascaria. In addition, two projects were begun during the Dry-dock which will be completed by the end of the year. First is the addition of 32 staterooms, including 24 suites and four Studio staterooms for single travelers. Second, with Pride of America sailing her itinerary entirely within the Emission Control Area, fuel scrubbers are being installed to reduce the ship's emissions. "The combination of additional suites and fuel scrubbers will enhance the returns on an already successful and unique offering in our product mix," said Sheehan regarding the enhancements to Pride of America.

On July 16 an order for a second Breakaway Plus class vessel for delivery in spring 2017 was affirmed. The first Breakaway Plus class vessel is scheduled for delivery in the fourth quarter of 2015. Both vessels are 163,000 gross tons with 4,200 berths, making them the largest in Norwegian's fleet. The combined contract price for these two vessels, which will be constructed in Germany by Meyer Werft GmbH, is €1.4 billion. The Company has export credit financing in place for 80% of the contract price.

Conference Call

The Company has scheduled a conference call for Monday, July 29, 2013 at 11:00 a.m. EDT to discuss second quarter 2013 results. A link to the live webcast can be found on the Company's Investor Relations website at www.investor.ncl.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 46-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise Like a Norwegian" on one of 12 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" by the World Travel Awards for the fifth consecutive year.

The Company took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Breakaway on April 25, 2013.  Known as New York's ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city, sailing to Bermuda for the summer.  Norwegian Breakaway's features include hull art by legendary artist Peter Max, seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian, bakery by Buddy Valastro, star of the TLC series "Cake Boss," and fitness classes and a retrospective display from the ship's iconic godmothers, the Rockettes®.  The entertainment lineup includes three Broadway shows: Rock of Ages, Burn the Floor and Cirque Dreams™ & Dinner: Jungle Fantasy.  Sister ship Norwegian Getaway, currently under construction at Meyer Werft will be the largest ship to homeport year-round in Miami and will sail Eastern Caribbean voyages beginning in February 2014.  The Company also has two larger "Breakaway Plus" vessels on order for delivery in the fall of 2015 and spring of 2017.

The Company's current largest ship, the 4,100 passenger Norwegian Epic has been named "Best Overall Cruise Ship" by the readers of Travel Weekly two years in a row and "Best Ship for Sea Days" by Cruise Critic.

Norwegian Cruise Line is the official cruise line of Blue Man Group and Legends in Concert, the official cruise line partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784).

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Diluted earnings (loss) per share adjusted for supplemental adjustments.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Interest Expense, net. Interest expense, net excluding supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost excluding fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Initial Public Offering (or "IPO"). The initial public offering of 27,058,824 ordinary shares, par value $.001 per share, of NCLH, which was closed on January 24, 2013.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Net Debt-to-Capital is defined as total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Notes Offering. Issuance of $300.0 million in aggregate principal amount of senior unsecured notes bearing interest at 5% per annum maturing February 15, 2018.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Sponsors. The Apollo Funds, the TPG Viking Funds and Genting HK.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel and Adjusted EBITDA to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British Pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance, is a factor in the evaluation of the performance of management and is the primary metric used in determining the Company's performance incentive bonus paid to its employees. We believe that Adjusted EBITDA is a useful measure in determining the Company's performance as it reflects certain operating drivers of the Company's business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments. In addition, Adjusted Net Income and Adjusted EPS are supplemental financial measures used to demonstrate GAAP net income and EPS excluding certain charges. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance, and we believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. These charges vary from period to period; thus, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to items in our consolidated financial statements below.

Note on Forward-Looking Statements

This release may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar expressions may identify forward-looking statements, which are not historical in nature. These forward-looking statements reflect Norwegian's current expectations, and are subject to a number of risks, uncertainties, and assumptions. Among the important risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the adverse impact of the worldwide economic downturn and related factors such as high levels of unemployment and underemployment, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; changes in cruise capacity, as well as capacity changes in the overall vacation industry; intense competition from other cruise companies as well as non-cruise vacation alternatives which may affect our ability to compete effectively; our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt, repay our credit facilities if payment is accelerated and incur substantial indebtedness in the future; changes in fuel prices or other cruise operating costs; the risks associated with operating internationally, including changes in interest rates and/or foreign currency rates; the continued borrowing availability under our credit facilities and compliance with our financial covenants; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel that may affect consumer demand for cruises such as terrorist acts, acts of piracy, armed conflict and other international events; the impact of any future changes relating to how travel agents sell and market our cruises; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of delays, costs and other factors resulting from emergency ship repairs as well as scheduled repairs, maintenance and refurbishment of our ships; the delivery schedules and estimated costs of new ships on terms that are favorable or consistent with our expectations; the impact of problems encountered at shipyards, as well as, any potential claim, impairment loss, cancellation or breach of contract in connection with our contracts with shipyards; the impact of the spread of contagious diseases; accidents and other incidents affecting the health, safety, security and vacation satisfaction of guests or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises; our ability to obtain insurance coverage on terms that are favorable or consistent with our expectations; the impact of any breaches in data security or other disturbances to our information technology and other networks; the continued availability of attractive port destinations; the impact of weather and natural disasters; our ability to attract and retain key personnel and qualified shipboard crew, maintain good relations with employee unions, maintain or renegotiate our collective bargaining agreements on favorable terms and prevent any disruptions in work; the control of our Company by our Sponsors whose interests may not continue to be aligned with ours; changes involving the tax, environmental, health, safety, security and other regulatory regimes in which we operate; increases in our future fuel expenses related to implementing IMO regulations, which require the use of higher priced low sulfur fuels in certain cruising areas; the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations; the impact of pending or threatened litigation and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Reports on Form 10-K filed by each of Norwegian Cruise Line Holdings Ltd. ("NCLH") and NCL Corporation Ltd. ("NCLC") with the SEC and subsequent filings by NCLH and NCLC. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. In addition, certain financial measures in this website constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on the Company's web site at www.investor.ncl.com.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue
Passenger ticket	$ 457,619	$ 416,219	$ 816,547	$ 767,549
Onboard and other	186,814	167,015	355,517	331,115
Total revenue	644,433	583,234	1,172,064	1,098,664
Cruise operating expense
Commissions, transportation and other	112,985	108,694	207,564	199,309
Onboard and other	49,316	44,009	91,687	83,210
Payroll and related	82,809	74,374	156,848	147,722
Fuel	75,582	71,615	148,080	137,141
Food	33,674	31,331	63,636	62,711
Other	66,713	57,718	115,953	109,675
Total cruise operating expense	421,079	387,741	783,768	739,768
Other operating expense
Marketing, general and administrative	74,111	61,807	159,317	132,969
Depreciation and amortization	53,854	46,680	102,602	92,477
Total other operating expense	127,965	108,487	261,919	225,446
Operating income	95,389	87,006	126,377	133,450
Non-operating income (expense)
Interest expense, net	(103,686)	(48,905)	(231,342)	(95,075)
Other income (expense)	429	(1,999)	1,794	1,086
Total non-operating income (expense)	(103,257)	(50,904)	(229,548)	(93,989)
Net income (loss) before income taxes	(7,868)	36,102	(103,171)	39,461
Income tax expense, net	(1,047)	(71)	(3,244)	(146)
Net income (loss)	(8,915)	36,031	(106,415)	39,315
Net loss attributable to non-controlling interest	(74)	--	(1,179)	--
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ (8,841)	$ 36,031	$ (105,236)	$ 39,315

Weighted-average shares outstanding
Basic	203,997,492	178,199,155	201,189,562	178,178,612
Diluted	203,997,492	178,949,924	201,189,562	178,961,249

Earnings (loss) per share
Basic	$ (0.04)	$ 0.20	$ (0.52)	$ 0.22
Diluted	$ (0.04)	$ 0.20	$ (0.52)	$ 0.22

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net Income (loss)	$ (8,915)	$ 36,031	$ (106,415)	$ 39,315
Other comprehensive loss, net of tax:
Shipboard Retirement Plan	117	98	234	196
Cash flow hedges:
Net unrealized loss related to cash flow hedges (1)	(9,064)	(56,427)	(28,620)	(25,750)
Amount realized and reclassified into earnings (2)	(236)	(4,509)	(2,011)	(16,602)
Total other comprehensive loss	(9,183)	(60,838)	(30,397)	(42,156)
Total comprehensive loss	(18,098)	(24,807)	(136,812)	(2,841)
Comprehensive loss attributable to non-controlling interest	(193)	--	(1,788)	--
Total comprehensive loss attributable to Norwegian Cruise Line Holdings Ltd.	$ (17,905)	$ (24,807)	$ (135,024)	$ (2,841)

(1) Net of a deferred tax benefit of $657 and $797 for the three and six months ended June 30, 2013, respectively.
(2) Net of a deferred tax expense of $12 and $73 for the three and six months ended June 30, 2013, respectively.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share data)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 82,840	$ 45,500
Accounts receivable, net	16,370	15,062
Inventories	45,429	39,681
Prepaid expenses and other assets	56,380	64,686
Total current assets	201,019	164,929
Property and equipment, net	5,601,690	4,960,142
Goodwill and tradenames	611,330	611,330
Other long-term assets	174,594	202,026
Total assets	$ 6,588,633	$ 5,938,427
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 272,644	$ 221,233
Accounts payable	97,100	79,126
Accrued expenses and other liabilities	221,673	231,040
Due to affiliate	37,064	59,897
Advance ticket sales	542,602	353,793
Total current liabilities	1,171,083	945,089
Long-term debt	2,918,566	2,764,120
Due to affiliate	73,276	147,364
Other long-term liabilities	41,415	63,070
Total liabilities	4,204,340	3,919,643
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized;
204,014,702 shares issued and outstanding at June 30, 2013, and $.0012 par value;
40,000,000 shares authorized; 21,000,000 shares issued and outstanding at December 31, 2012	204	25
Additional paid-in capital	2,805,277	2,327,097
Accumulated other comprehensive income (loss)	(47,407)	(17,619)
Retained earnings (deficit)	(404,421)	(299,185)
Total shareholders' equity controlling interest	2,353,653	2,010,318
Non-controlling interest	30,640	8,466
Total shareholders' equity	2,384,293	2,018,784
Total liabilities and shareholders' equity	$ 6,588,633	$ 5,938,427

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities
Net income (loss)	$ (106,415)	$ 39,315
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	115,946	105,742
Gain on derivatives	(270)	(429)
Deferred income taxes, net	2,968	--
Write-off of deferred financing fees	36,357	2,358
Share-based compensation expense	19,356	330
Premium on debt issuance	--	6,000
Changes in operating assets and liabilities:
Accounts receivable, net	(1,308)	(1,281)
Inventories	(5,748)	(1,552)
Prepaid expenses and other assets	961	943
Accounts payable	17,974	(11,743)
Accrued expenses and other liabilities	(14,909)	10,257
Advance ticket sales	187,868	105,848
Net cash provided by operating activities	252,780	255,788
Cash flows from investing activities
Additions to property and equipment and other	(759,020)	(174,973)
Net cash used in investing activities	(759,020)	(174,973)
Cash flows from financing activities
Repayments of long-term debt	(2,081,520)	(591,152)
Repayments to Affiliate	(98,171)	--
Proceeds from long-term debt	2,289,253	520,205
IPO proceeds, net	473,017	--
Other, primarily deferred financing fees	(38,999)	(3,093)
Net cash provided by (used in) financing activities	543,580	(74,040)
Net increase in cash and cash equivalents	37,340	6,775
Cash and cash equivalents at beginning of the period	45,500	58,926
Cash and cash equivalents at end of the period	$ 82,840	$ 65,701

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2013	2012	2013	2012

Passengers carried		405,646	373,133	773,656	758,010
Passenger Cruise Days		2,763,358	2,556,575	5,291,550	5,138,262
Capacity Days		2,569,525	2,374,885	4,920,824	4,773,259
Occupancy Percentage		107.5%	107.7%	107.5%	107.6%

Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2013			2013
		Constant			Constant
	2013	Currency	2012	2013	Currency	2012

Passenger ticket revenue	$ 457,619	$ 458,546	$ 416,219	$ 816,547	$ 817,306	$ 767,549
Onboard and other revenue	186,814	186,814	167,015	355,517	355,517	331,115
Total revenue	644,433	645,360	583,234	1,172,064	1,172,823	1,098,664
Less:
Commissions, transportation and other expense	112,985	113,219	108,694	207,564	207,751	199,309
Onboard and other expense	49,316	49,316	44,009	91,687	91,687	83,210
Net Revenue	$ 482,132	$ 482,825	$ 430,531	$ 872,813	$ 873,385	$ 816,145

Capacity Days	2,569,525	2,569,525	2,374,885	4,920,824	4,920,824	4,773,259

Gross Yield	$ 250.80	$ 251.16	$ 245.58	$ 238.18	$ 238.34	$ 230.17
Net Yield	$ 187.63	$ 187.90	$ 181.28	$ 177.37	$ 177.49	$ 170.98

Gross Cruise Cost, Net Cruise Cost and Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2013			2013
		Constant			Constant
	2013	Currency	2012	2013	Currency	2012
Total cruise operating expense	$ 421,079	$ 421,447	$ 387,741	$ 783,768	$ 784,185	$ 739,768
Marketing, general and administrative expense	74,111	74,079	61,807	159,317	159,247	132,969
Gross Cruise Cost	495,190	495,526	449,548	943,085	943,432	872,737
Less:
Commissions, transportation and other expense	112,985	113,219	108,694	207,564	207,751	199,309
Onboard and other expense	49,316	49,316	44,009	91,687	91,687	83,210
Net Cruise Cost	332,889	332,991	296,845	643,834	643,994	590,218
Less: Fuel expense	75,582	75,582	71,615	148,080	148,080	137,141
Net Cruise Cost Excluding Fuel	257,307	257,409	225,230	495,754	495,914	453,077
Less: Other (1)	1,923	1,923	--	20,450	20,450	--
Adjusted Net Cruise Cost Excluding Fuel	$ 255,384	$ 255,486	$ 225,230	$ 475,304	$ 475,464	$ 453,077

Capacity Days	2,569,525	2,569,525	2,374,885	4,920,824	4,920,824	4,773,259

Gross Cruise Cost per Capacity Day	$ 192.72	$ 192.85	$ 189.29	$ 191.65	$ 191.72	$ 182.84
Net Cruise Cost per Capacity Day	$ 129.55	$ 129.59	$ 124.99	$ 130.84	$ 130.87	$ 123.65
Net Cruise Cost Excluding Fuel per Capacity Day	$ 100.14	$ 100.18	$ 94.84	$ 100.75	$ 100.78	$ 94.92
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 99.39	$ 99.43	$ 94.84	$ 96.59	$ 96.62	$ 94.92

(1) Consists of non-cash share-based compensation related to the IPO and other supplemental adjustments.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ (8,841)	$ 36,031	$ (105,236)	$ 39,315
Net loss attributable to non-controlling interest	(74)	--	(1,179)	--
Net income (loss)	(8,915)	36,031	(106,415)	39,315
Non-cash share-based compensation related to IPO	--	--	18,527	--
Non-cash compensation	509	--	509	--
Taxes related to changes in corporate structure and debt prepayments, net	(1,446)	--	(70)	--
Expenses related to debt prepayments (1)	70,068	--	160,573	--
Adjusted Net Income	$ 60,216	$ 36,031	$ 73,124	$ 39,315

Diluted weighted-average shares outstanding - Net income (loss)	203,997,492 (2)	178,949,924	201,189,562 (3)	178,961,249
Diluted weighted-average shares outstanding - Adjusted Net Income	210,726,281	178,949,924	207,514,700	178,961,249

Diluted earnings (loss) per share	$ (0.04)	$ 0.20	$ (0.52)	$ 0.22
Adjusted EPS	$ 0.29	$ 0.20	$ 0.35	$ 0.22

(1) Consists of premiums, write-offs of deferred fees and other expenses related to prepayments of debt.
(2) Due to a net loss, excludes 6,728,789 shares, as including these would be antidilutive.
(3) Due to a net loss, excludes 6,325,138 shares, as including these would be antidilutive.

Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ (8,841)	$ 36,031	$ (105,236)	$ 39,315
Interest expense, net	103,686	48,905	231,342	95,075
Income tax expense	1,047	71	3,244	146
Depreciation and amortization expense	53,854	46,680	102,602	92,477
EBITDA	149,746	131,687	231,952	227,013
Non-controlling interest	(74)	--	(1,179)	--
Other (income) expense	(429)	1,999	(1,794)	(1,086)
Non-cash compensation and other	3,092	1,372	4,589	2,672
Non-cash share-based compensation related to IPO	--	--	18,527	--
Adjusted EBITDA	$ 152,335	$ 135,058	$ 252,095	$ 228,599

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	June 30,	December 31,
	2013	2012

Long-term debt, net of current portion	$ 2,918,566	$ 2,764,120
Current portion of long-term	272,644	221,233
Total debt	3,191,210	2,985,353
Less: Cash and cash equivalents	82,840	45,500
Net Debt	3,108,370	2,939,853
Total shareholders' equity	2,384,293	2,018,784
Net Debt and shareholders' equity	$ 5,492,663	$ 4,958,637
Net Debt-to-Capital	56.6%	59.3%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Six Months Ended
	June 30,
	2013	2012

Net cash provided by operating activities	$ 252,780	$ 255,788
Less: Capital expenditures for ship construction	(701,242)	(99,666)
Less: Capital expenditures for business enhancements and other	(57,778)	(75,307)
Free Cash Flow	(506,240)	80,815
Proceeds from ship construction financing facilities	625,900	81,447
Fees related to debt prepayment	124,215	--
Adjusted Free Cash Flow	$ 243,875	$ 162,262
CONTACT: Investor Relations Contact
         Andrea DeMarco
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         InvestorRelations@ncl.com

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